Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-270782, 333-264097, 333-254958, 333-230636, 333-217141, 333-207017, 333-173327 and 333-278689) of Adecoagro S.A of our report dated April 26, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20 - F.

/s/ PRICE WATERHOUSE & CO. S.R.L.

/s/ Eduardo Alfredo Loiácono (Partner)
Eduardo Alfredo Loiácono

Buenos Aires, Argentina.
April 26, 2024.

Price Waterhouse & Co. S.R.L., Bouchard 557, 8th floor, C1106ABG - City of Buenos Aires
T: +(54.11) 4850.0000, www.pwc.com/ar

© 2023 Price Waterhouse & Co. S.R.L. All rights reserved. Price Waterhouse & Co. S.R.L. is a member firm of the global network of PricewaterhouseCoopers International Limited (PwCIL). Each member firm is a separate legal entity and does not act as agent of PwCIL or any other member firm.